As filed with the Securities and Exchange Commission on October 7, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

(Exact name of Registrant as specified in its charter)

Ireland	98-0648577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

38/39 Fitzwilliam Square

Dublin 2, Ireland

(Address, including zip code, of Principal Executive Offices)

Dot Hill Systems Corp. 2009 Equity Incentive Plan

(Full title of the plan)

Stephen J. Luczo

Chief Executive Officer, Director and

Chairman of the Board of Directors

Seagate Technology plc

10200 S. De Anza Blvd

P.O. Box 4030

Cupertino, CA 95015

(408) 658-1000

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Regan MacPherson Vice President and Interim General Counsel Seagate Technology plc 10200 S. De Anza Blvd P.O. Box 4030 Cupertino, CA 95015 (408) 658-1000	Mark B. Baudler Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer:	☒	Accelerated filer:	☐
Non-accelerated filer:	☐ (Do not check if a smaller reporting company)	Smaller reporting company:	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Ordinary shares, $0.00001 par value per share, to be issued under the Dot Hill Systems Corp. 2009 Equity Incentive Plan (the “2009 Plan”)	1,973,638	$17.94	$35,407,065.72	$3,565.49

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also be deemed to cover the additional securities that may be offered or issued to prevent dilution resulting from any stock split, stock dividend or similar transaction.

(2)

Pursuant to the Acquisition Agreement entered into as of August 18, 2015, by and among Seagate HDD Cayman, Denali Acquisition Sub Corp., a wholly owned subsidiary of Seagate HDD Cayman, itself an indirect wholly owned subsidiary of Registrant, and Dot Hill Systems Corp. (“Dot Hill”), the Registrant assumed certain outstanding options to purchase common stock of Dot Hill under the 2009 Plan and such options became exercisable to purchase shares of the Registrant’s ordinary shares, subject to appropriate adjustments to the number of shares and the exercise price of each such option.

(3)

Estimated solely for the purposes of this offering under Rule 457(h) under the Securities Act, on the basis of the weighted average exercise price of options outstanding under the 2009 Plan and assumed by the Registrant.

EXPLANATORY NOTE

We are filing this Registration Statement to register 1,973,638 of our ordinary shares issuable in connection with the Dot Hill Systems Corp 2009 Equity Incentive Plan (the “Dot Hill Plan”).

Pursuant to the Acquisition Agreement, dated as of August 18, 2015 (the “Acquisition Agreement”), by and among Seagate HDD Cayman, an exempted company with limited liability organized under the laws of the Cayman Islands (“Parent”), Denali Acquisition Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent, itself an indirect wholly owned subsidiary of the Registrant (“Purchaser”), and Dot Hill Systems Corp., a Delaware corporation (“Dot Hill”), Purchaser merged with and into Dot Hill on October 6, 2015 (the “Effective Time”). In accordance with the Acquisition Agreement, at the Effective Time, Parent assumed the Dot Hill Plan and certain outstanding options granted under the Dot Hill Plan (the “Assumed Options”). As a result of this assumption, at the Effective Time, the Assumed Options were converted into options of Parent.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The SEC requires us to “incorporate by reference” certain of our publicly-filed documents into this Registration Statement, which means that information included in those documents is considered part of this Registration Statement. Information that we file with the SEC after the effective date of this Registration Statement will automatically update and supersede this information. We incorporate by reference the documents listed below and future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until we terminate the effectiveness of this Registration Statement.

The following documents filed with the SEC are hereby incorporated by reference:

(a)                                 our latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act, which contains audited financial statements for our latest fiscal year ended July 3, 2015, as filed with the SEC on August 11, 2015;

(b)                              all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since July 3, 2015 (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules); and

(c)                                  the description of our Ordinary Shares contained in our Registration Statement on Form 8-A filed with the SEC on December 6, 2002, as amended by Form 8-K12B and Form 8-K12B/A, filed with the SEC on July 6, 2010 and July 9, 2010, respectively.

Any statement contained in a document incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The articles of association of the Registrant provide for the indemnification of its officers, directors and company secretary. Specifically, under the indemnification provisions, the Registrant will indemnify its officers, directors and company secretary to the fullest extent permitted by law against liabilities that are incurred by the officers, directors and company secretary while executing the duties of their respective offices. Under the articles of association of the Registrant, the Registrant’s officers, directors and company secretary, however, will not be entitled to the indemnification by the Registrant if they incurred the liabilities through their own fraud, dishonesty or conscious, intentional or willful breach of the obligation to act honestly, lawfully and in good faith. In addition, the Irish Companies Acts prescribe that this indemnity only permits a company to pay the costs or discharge the liability of a director or the company secretary where judgment is given in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the secretary of the Registrant. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director or company secretary and such company.

One of the Registrant’s subsidiaries has entered into a deed of indemnity as to each of the Registrants directors, company secretary and certain of its officers (as may be determined by the board of directors of the Registrants from time to time), on terms permitted by the articles of association.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index, which is incorporated into this Item by reference.

Item 9. Undertakings.

A.      The undersigned Registrant hereby undertakes that:

(1)         It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)         For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on this 7th of October, 2015.

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

/s/ Stephen J. Luczo
Stephen J. Luczo, Chief Executive Officer,
Director and Chairman of the Board of Directors

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen J. Luczo, Patrick J. O’Malley, and Regan MacPherson, and each of them, as his true and lawful attorneys-in-fact and agents, with power to act with or without the others and with full power of substitution and resubstitution, to sign and execute on behalf of the undersigned any amendment or amendments to the Registration Statement on Form S-8; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents and each of them shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen J. Luczo	Chief Executive Officer, Director and Chairman of the Board of Directors (Principal Executive Officer and Authorized Representative in the United States)	October 7, 2015
(Stephen J. Luczo)

/s/ Patrick J. O’Malley	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	October 7, 2015
(Patrick J. O’Malley)

/s/ David H. Morton, Jr.	Senior Vice President, Finance, Treasurer and Principal Accounting Officer (Principal Accounting Officer)	October 7, 2015
(David H. Morton, Jr.)

/s/ Frank J. Biondi, Jr.	Director	October 7, 2015
(Frank J. Biondi, Jr.)

/s/ Michael R. Cannon	Director	October 7, 2015
(Michael R. Cannon)

/s/ Mei-Wei Cheng	Director	October 7, 2015
(Mei-Wei Cheng)

/s/ William T. Coleman	Director	October 7, 2015
(William T. Coleman)

/s/ Jay L. Geldmacher	Director	October 7, 2015
(Jay L. Geldmacher)

/s/ Kristen M. Onken	Director	October 7, 2015
(Kristen M. Onken)

/s/ Dr. Chong Sup Park	Director	October 7, 2015
(Dr. Chong Sup Park)

/s/ Gregorio Reyes	Director	October 7, 2015
(Gregorio Reyes)

/s/ Stephanie Tilenius	Director	October 7, 2015
(Stephanie Tilenius)

/s/ Edward J. Zander	Director	October 7, 2015
(Edward J. Zander)

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1

Specimen Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s annual report on Form 10-K (file no. 001-31560) for the fiscal year ended July 2, 2010, as filed with the SEC on August 20, 2010).

5.1	Opinion of Arthur Cox, Solicitors as to the legality of the registered shares.

23.1	Consent of Arthur Cox, Solicitors (included as part of Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in signature pages to this Registration Statement).